Exhibit (10)-pp

LICENSE AGREEMENT

BETWEEN AND AMONG

CIBA VISION AG,

AND

BAUSCH & LOMB INCORPORATED

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated with an asterisk (“*”). As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

This License Agreement, made and entered into simultaneously with the accompanying Settlement Agreement this 1st day of July 2004 (the "Effective Date"), by and among the following (hereinafter the “Parties”):

CIBA Vision AG, a Swiss corporation, with its principal place of business at Hardhofstrasse 15, CH-8424 Embrach, Switzerland;

Bausch & Lomb Incorporated, a New York corporation, with its principal place of business at 1 Bausch & Lomb Place, Rochester, New York; and

WITNESSETH

WHEREAS, the Parties are involved in various legal disputes relating to intellectual property rights and the enforcement thereof; and

WHEREAS, the Parties desire to resolve certain of such disputes while minimizing the burden and expense of further litigation and have entered into a Settlement Agreement executed concurrently with this License Agreement, a copy of which is attached hereto and incorporated herein by reference.

NOW, THEREFORE, the Parties hereby agree as follows:

Article I  - Definitions

1.01  “Affiliate” shall mean any and all persons, corporations or business entities which, directly or indirectly, are controlled by, control, or are under common control with a Party. For this purpose, the meaning of the word “control” shall mean direct or indirect ownership of at least fifty percent (50%) of the voting shares or interest of such corporation or business entity.

1.02  “B&L” shall mean Bausch & Lomb Incorporated, a New York corporation, with its principal place of business at 1 Bausch & Lomb Place, Rochester, New York, and its Affiliates.

1.03  “CIBA” shall mean CIBA Vision AG, a Swiss corporation, with its principal place of business at Hardhofstrasse 15, CH-8424 Embrach, Switzerland, and its Affiliates.

1.04  “Effective Date” shall mean the date first written hereinabove.

1.05  “CIBA Patent Rights” shall mean US Patent Nos. 5,760,100; 5,789,461; 5,849,811; 5,766,999; and 5,965,631; all other patents and patent applications in all countries of the world corresponding thereto, having priority derived therefrom; all divisional, continuation and continuation-in-part applications derived from any of the above applications or patents; all patents issuing as a result of the above patent applications; and all patents of addition, reissues, reexaminations, and extensions of any of the above patents.

1.06  “B&L’s Licensed Products” shall mean contact lenses, which in the absence of this license agreement would infringe at least one claim of CIBA Patent Rights; or contact lenses which are made using a process or machine covered by a claim of CIBA Patent Rights. However, B&L’s Licensed Products shall not encompass or include CIBA’s FOCUS Night & Day contact lenses or contact lenses made from the specific contact lens materials in Examples A1 - G6 of US Patent No. 5,760,100. For the purposes of determining the royalties under the Settlement, the Parties agree and stipulate that  *.

1.07  “B&L Patent Rights” are US Patent Nos. 6,312,706; 6,596,294; and 5,681,510; all other patents and patent applications in all countries of the world corresponding thereto, having priority derived therefrom; all divisional, continuation and continuation-in-part applications derived from any of the above applications or patents; all patents issuing as a result of the above patent applications; and all patents of addition, reissues, reexaminations, and extensions of any of the above patents.

1.08  “CIBA’s Licensed Products” shall mean contact lenses, which in the absence of this license agreement would infringe at least one claim of B&L Patent Rights; or contact lenses which are made using a process or machine covered by a claim of B&L Patent Rights.

1.09  “Net Sales” shall mean for the purposes of calculating the royalty due, in any case where a Licensed Product is sold or commercially disposed of for value by B&L or its Affiliate in an arm’s length transaction with a third party (other than an Affiliate of B&L) in any geographic location, the *.

Article II  - Grants Of Licenses

2.01  CIBA hereby grants to B&L a royalty bearing, irrevocable, worldwide, non-exclusive license, with no right to sublicense, under the CIBA Patent Rights to make, have made, import, use, sell, and offer to sell B&L’s Licensed Products.

2.02  B&L hereby grants to CIBA a royalty-free, worldwide, irrevocable, non-exclusive license, with no right to sublicense, under the B&L Patent Rights to make, have made, import, use, sell, and offer to sell CIBA’s Licensed Products.

Article III  - Payments

3.01  Royalties. In consideration of the settlement of litigation and rights granted herein, and in view of the accounting and other difficulties associated with B&L’s providing detailed reports for sales of B&L’s Licensed Products in individual countries on a worldwide basis, B&L shall pay CIBA Vision AG royalties during the term of this Agreement of * of the Net Sales of B&L’s Licensed Products; said royalties being understood and deemed to constitute a reasonable valuation of the license rights and other consideration granted to B&L herein.

3.02  Effect of Claim Invalidity. If, in any proceeding in which the validity, infringement, or priority of invention of any claim of CIBA Patent Rights is in issue, a judgment or decree is entered which becomes not further reviewable through the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of time permitted for such applications (hereinafter referred to as a "final judgment"), determining that all claims of the CIBA Patent Rights that cover the B&L Licensed Products are invalid, not infringed, and/or unenforceable, then, B&L shall be relieved prospectively from the date of such final judgment from paying royalties due for sales of B&L Licensed Products, which are both:

(a)	manufactured in any country having no valid CIBA Patent Rights; and

(b)	sold in that country or any other country having no valid CIBA Patent Rights.

3.03  Bundled Products. If B&L Licensed Products are sold in a single bundled sale (including a single invoice or transaction) with non-licensed products, the sales price of B&L’s Licensed Products shall, *.

3.04  Payment Schedule. Royalties under Section 3.01 of this Agreement shall be payable in US Dollars on a quarterly basis and shall be due within forty-five (45) days following the end of each of B&L’s fiscal quarters (the “Royalty Payment Dates”).

3.05  Reports. B&L shall report accrued royalties due under Section 3.04 to CIBA by submitting a written report with its payments. Each such report shall include a computation of the royalties so accrued, including the trade designation of each of B&L’s Licensed Products that has been sold; the Net Sales applicable to each such product; a computation of the total royalties for the quarter using the applicable royalty rate (including the currency exchange rates used in such calculations pursuant to Section 3.07); and any credit against royalties due B&L for returns. An authorized representative of B&L shall state that such report is computed in compliance with the contractual requirements of this Agreement. B&L shall pay to CIBA interest * per annum on all royalties not paid when due. In the event past due royalties, found by an arbitrator to be due and payable, are collected through bankruptcy or judicial proceedings by an attorney or placed in the hands of an attorney for collection, then B&L agrees to pay CIBA's reasonable attorneys' fees and other costs of collection.

3.06  Records and Inspection. B&L shall keep true and accurate records, files, and books of account containing all the data reasonably required for the full computation and verification of the royalties to be paid and the information to be given in accompanying reports. CIBA’s designated agent (under obligation of strict confidentiality), shall, upon written request to B&L, be entitled at CIBA's sole cost and expense to inspect pertinent books and records of B&L in Rochester, New York, once each calendar year to determine the accuracy and completeness of any report made to CIBA. In the event such examination reveals any discrepancy between the royalties actually paid by B&L during the period covered by the examination and the amount actually due under this Agreement, B&L shall pay to CIBA the amount of * in the case of an underpayment and CIBA shall reimburse B&L the amount of * in the event of an overpayment. In the event an underpayment represents ten percent (10%) or more of the amount payable for such period, B&L shall pay to CIBA the sum of * per annum. B&L agrees to retain such books, records and accounts for a period of at least three (3) years after the close of the period to which such books, records and accounts relate.

3.07  Currency. All royalty payments shall be made in United States Dollars. For purposes of determining the applicable royalty rate to be paid according to Section 3.01 above, the Net Sales shall be converted on a country-by-country basis each month from the currency used in each such country to United States Dollars. The relevant exchange rate shall be the rate set by B&L’s corporate finance department on a monthly basis, in accordance with its standard policies and procedures consistently applied, and consistent with the methodology applied in B&L’s consolidated audited financials.

Article IV  - Confidentiality and Publicity

4.01  The financial terms of this License Agreement are to be kept confidential and not disclosed to any third-party, except as required by law, court order, or the requirement of a securities exchange on which the Party's securities are traded, in each case as reasonably determined by such Party based on the opinion of its external counsel.

4.02   The Parties agree not to issue any press release disclosing the existence of or relating to this Agreement; except as attached at Appendix A, or upon mutual agreement, in writing, between the Parties.

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.03  The Parties agree not to issue any press release disclosing the existence of or relating to this Agreement; except as attached at Appendix A, or upon mutual agreement, in writing, between the Parties.

4.04  In publicizing anything made, used, or sold under the licenses granted in this Agreement, no Party shall use the name of any other Party or otherwise refer to any Affiliate thereof, except with the written approval of the other Party.

Article V  - Disclaimers

5.01  Nothing in this Agreement shall be construed as:

(a)	A warranty or representation by any Party as to the validity, enforceability, or scope of its own Patent Rights; or

(b)	A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third persons; or

(c)	A requirement that any Party shall file any patent application, secure any patent, or maintain any patent in force; or

(d)	An obligation to bring or prosecute actions or suits against third parties for infringement of any patent; or

(e)	An obligation to furnish any manufacturing or technical information, or any information concerning pending patent applications; or

(f)	Conferring a right to use in advertising, publicity, or otherwise any trademark or tradename of any Party from which a license is received under this Agreement.

5.02  No non-assertion, immunity, covenant not to sue, or license is given, by implication or otherwise, with respect to any technology, patent application or patent, except as set forth in the accompanying Settlement Agreement and in Article II. Particularly, no rights are granted herein under US Patent No. 4,711,943 (the “Harvey Patent”); and B&L will remain enjoined from making, importing, using, offering for sale, or selling in the United States contact lens materials and contact lenses made from *, until after the expiration of the Harvey Patent, April 26, 2005.

Article VI  - Dispute Resolution

6.01  In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with the provisions of its Patent Arbitration Rules, and judgment may be entered by a court having jurisdiction thereof.

6.02  The arbitration shall be conducted by three (3) arbitrators selected in accordance with Rule 12 of the Patent Arbitration Rules. Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality.

6.03  The place of arbitration shall be Washington, District of Columbia.

6.04  In any arbitration between the Parties, the validity or enforceability of any B&L Patent Rights or of any CIBA Patent Rights shall not be contested and the claims of the CIBA Patent Rights shall be construed as set forth in Judge Richard Story’s Order on claim construction, dated March 14, 2003.

6.05  If the time limit of Section 6.06 is extended at the opposed request of, or made necessary by, B&L, then B&L shall place in escrow with the American Arbitration Association, as the escrow agent, disputed royalties due under this agreement, pending the outcome of the arbitration. The escrow agent shall be entitled to release the royalties as directed by the arbitrators in the award, unless the parties agree otherwise in writing.

6.06  The award shall be made within three (3) months of the filing of the notice of intention to arbitrate (demand), and the arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties or by the arbitrators if necessary.

6.07  The award shall be in writing, shall be signed by a majority of the arbitrators, and shall include a statement setting forth the reasons for the disposition of any claim.

6.08  The arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees. "Costs and fees" mean all reasonable pre-award expenses of the arbitration, including the arbitrators' fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, court reporters’ fees, witness fees, and attorneys' fees.

6.09  No party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties, except as may be required by law, court order, or the requirement of a securities exchange on which the Party's securities are traded, in each case as reasonably determined by such Party based on the opinion of its external counsel.

6.10  The United States Arbitration Act shall govern the interpretation and enforcement of Article VI, and any proceedings carried out thereunder.

Article VII  - Marking

7.01  Upon execution of this Agreement, both Parties will make commercially reasonable efforts to begin affixing the applicable U.S. patent numbers for the other’s Patent Rights to the box packaging for all of their respective Licensed Products sold in the U.S. in accordance with 35 U.S.C. § 287.

7.02  Each Party shall ensure product marking is completed (for product packaged after the Effective Date) within a commercially reasonable time period after the Effective Date, but in no case shall it be completed later than April 26, 2005.

7.03  The Parties agree that the terms of this Article will be satisfied by listing the appropriate U.S. Patent Rights on the package preceded by the language, “Mfg. and/or Licensed under one or more of the following:” or substantially similar language.

Article VIII  - Indemnity

8.01  B&L shall indemnify and hold CIBA and its predecessors, successors, assigns, parents, subsidiaries, and affiliated corporations, and each and all of their present and former officers, directors, partners, principals, employees, shareholders, trustees, attorneys, insurers, suppliers and customers (direct or indirect) acting in their capacity as suppliers to and/or customers of CIBA, their respective spouses, successors, heirs, executors, estates, administrators, representatives, attorneys and agents, harmless from and against any third party claims, judgments, damages, costs (including attorneys’ fees) and expenses arising out of B&L’s making, having made, importing, using, selling or offering for sale B&L’s Licensed Products.

8.02  CIBA shall indemnify and hold B&L and its predecessors, successors, assigns, parents, subsidiaries, and affiliated corporations, and each and all of their present and former officers, directors, partners, principals, employees, shareholders, trustees, attorneys, insurers, suppliers and customers (direct or indirect) acting in their capacity as suppliers to and/or customers of B&L, their respective spouses, successors, heirs, executors, estates, administrators, representatives, attorneys and agents, harmless from and against any third party claims, judgments, damages, costs (including attorneys’ fees) and expenses arising out of CIBA’s making, having made, importing, using, selling or offering for sale CIBA’s Licensed Products.

Article IX  - Notice

9.01  Notice. Any notice, report, or payment provided for in this agreement shall be deemed sufficiently given when sent by certified or registered mail addressed to the Party for whom intended at the address given below or at such changed address as the party shall have specified by written notice.

(a)	For CIBA: CIBA Vision AG
   Hardhofstrasse 15
   CH-8324 Embrach
   SWITZERLAND
   ATTN: Legal Department

With a copy to                CIBA Vision Corporation
   Vice President and General Counsel
   11460 Johns Creek Parkway
   Duluth, GA 30092

(b)	For B&L: Bausch & Lomb, Inc.
Senior Vice President & General Counsel
One Bausch & Lomb Place
Rochester, NY 14604

Article X  - Assignment

10.01  Assignment. The License Agreement imposes personal obligations on both Parties. Neither Party may assign any rights, except to an Affiliate, under the License Agreement without the written consent of the other Party. Any such attempt to assign shall be null and void. However, the License Agreement may be transferred without consent as part of the sale or transfer of substantially the entire business of a Party to which the Licensed Products relate.

10.02  Assigns. The rights and obligations of the Parties shall inure to the benefit of and shall be binding upon the Parties, their respective successors, assigns, heirs, and personal representatives.

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Article XI  - Most Favored Nation Terms

11.01  Financial Terms.“Financial Terms,” as used herein, shall include, but not be limited to, *.

11.02  Notice. If CIBA enters into a Future Agreement under which it grants a license under the CIBA Patent Rights for products competitive with the B&L Licensed Products, in any or all of the Major Markets, defined herein as the United States, Japan or Worldwide, CIBA shall notify a mutually acceptable independent accounting firm of recognized national standing (“Arbitrator”) of the Financial Terms of the Future Agreement. If the Arbitrator deems the Financial Terms for one or more of the Major Market, judged as a whole for each Major Market, to be potentially more favorable (“Potentially More Favorable Financial Terms”) than those set forth in this Agreement, then the Arbitrator shall give written notice to B&L of the More Favorable Financial Terms.

11.03  Substitution Right. If the parties agree or it is otherwise judged in arbitration as set forth hereinbelow that the Potentially More Favorable Financial Terms for a Major Market are actually more favorable than those in this Agreement, then B&L shall have the option of electing to substitute, as a whole for such Major Market, prospectively from the effective date of the Future Agreement, the Potentially More Favorable Financial Terms for said Major Market for the financial terms, as a whole, set forth in this Agreement for said Major Market. This option shall expire unless exercised by giving CIBA written notice within sixty (60) days of B&L’s receipt of notice of the More Favorable Financial Terms.

11.04  Valuation Basis. The parties expressly agree that the valuation shall be based solely on Financial Terms in the Future Agreement (including any other agreements which relate or refer to the Future Agreement) as compared solely to financial terms in this Agreement.

11.05  Arbitration. If, after negotiating in good faith, the parties fail to reach agreement on the valuation for each Major market within sixty (60) days after B&L receives notice of the More Favorable Financial Terms, then the valuation of the More Favorable Financial Terms relative to the financial terms of this Agreement shall be determined by a mutually acceptable independent accounting firm of recognized national standing by binding, final arbitration.

Article XII  - Miscellaneous Provisions

12.01  Governing Law and Jurisdiction. Except as provided for in Section 6.10, this Agreement shall be governed by and construed in accordance with the internal substantive and procedural laws of the State of New York without regard to conflict of laws principles. Further, to the extent necessary to enforce the provisions of Section 6.01 and awards granted pursuant thereto, the Parties agree that the United States District Court for the Northern District of Georgia will retain jurisdiction over the Parties and this matter pursuant to Kokkonen v. Guardian Life Ins. Co., 511 U.S. 375 (1994).

12.02  Term. This Agreement shall run from the Effective Date to the expiration of the last-to-expire of the Parties’ Patent Rights. However, the terms of Section 4.01 and Article VIII will survive the termination or expiration of the Settlement.

12.03  Headings. The headings appearing herein have been inserted solely for the convenience of the parties hereto and shall not affect the construction, meaning or interpretation of this Agreement.

12.04  Integration. The terms and provisions contained in this License Agreement and the attached Settlement Agreement constitute the entire agreement and understanding between the parties regarding the subject matter of this Agreement. No party to this Agreement has relied or will rely on any representation or agreement of the other except to the extent set forth herein, and no party to this Agreement shall be bound by or charged with any oral, written or implied agreements, representations, warranties, understandings, commitments or obligations not specifically set forth herein. This Agreement may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing signed by a duly-authorized officer of each of the parties hereto.

12.05  Non-Waiver. The failure of either Party at any time to require performance by the other Party of any provisions of this Agreement shall in no way affect the right of such Party to require future performance of that provision. Any waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

12.06  Counterparts. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument. Any such counterpart may comprise one or more duplicates or duplicate signature pages, any of which may be executed by less than all of the Parties, provided that each Party executes at least one such duplicate or duplicate signature page. The Parties stipulate that a photostatic copy of an executed original will be admissible in evidence for all purposes in any proceeding as between the Parties.

12.07  Power and Authorization. Each Party represents and warrants that it has all requisite power and authority (corporate and otherwise) to enter into this Agreement, and has duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed on its behalf below.

12.08  Right to Grant License. CIBA represents and warrants in respect to the CIBA Patent Rights that it has legal power to extend the rights granted to B&L in this Agreement and that it has not made and will not make any commitments to others inconsistent with or in derogation of such rights. CIBA represents and warrants that CIBA Vision Corporation, a Delaware corporation, with its principal place of business at 11460 Johns Creek Parkway, Duluth, Georgia, is an Affiliate, as that term is defined herein, of CIBA Vision AG and that CIBA Vision AG has the entire right to extend the rights granted to B&L in this Agreement.

12.09  Interpretation and Construction. This Agreement has been fully and freely negotiated by the Parties hereto with the advice of legal counsel, shall be considered as having been drafted jointly by the Parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any Party on account of its participation in the drafting hereof.

12.10  Acknowledgement. Each party has executed this Agreement without reliance upon any promise, representation or warranty other than those expressly set forth herein. Each party acknowledges that (i) it has carefully read this Agreement, (ii) it has had the assistance of legal counsel of its choosing (and such other professionals and advisors as it has deemed necessary) in the review and execution hereof, (iii) the meaning and effect of the various terms and provisions hereof have been fully explained to it by such counsel, (iv) it has conducted such investigation, review and analysis as it has deemed necessary to understand the provisions of this Agreement and the transactions contemplated hereby, and (v) it has executed this Agreement of its own free will.

[SIGNATURE PAGE FOLLOWS]

Each of the parties hereto has caused this Agreement to be executed by its respective duly-authorized officer as of the day and year first written above.

CIBA VISION AG

BY: __/s/ [Signatory Illegible]____________________

TITLE: Regional Finance Officer Europe
DATE: July 1, 2004

BAUSCH & LOMB INCORPORATED

BY: Robert B. Stiles

TITLE: Senior Vice President and general Counsel

DATE: July 1, 2004

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.